Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2017 Omnibus Incentive Plan of Cision Ltd. of our report dated March 7, 2014, relating to the consolidated financial statements of Vocus, Inc. and subsidiaries, included in the Registration Statement on Form S-4 (File No. 333-217256) and related Prospectus of Cision Ltd. for the registration of 22,500,000 shares of its common stock filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

September 5, 2017